As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Sony Group Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Group Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Twenty-Fourth and Twenty-Fifth Series Restricted Stock Units of Sony Group Corporation

The First Series Performance Share Units of Sony Group Corporation

Sony’s Global Employee Stock Purchase Plan (Outside Japan)

(Full title of the plans)

Sony Corporation of America
25 Madison Avenue, 26th Floor

New York, NY 10010-8601

Attn.: Office of the General Counsel
212-833-8676

(Name, address and telephone number of agent for service)

Copy to: Michael J. Albano, Esq.

Adam Fleisher, Esq.

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Sony Group Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) to register shares of common stock (the “Common Stock”) of the Registrant issuable pursuant to the following equity incentive plans: (i) the Twenty-Fourth and Twenty-Fifth Series Restricted Stock Units of Sony Group Corporation, (ii) the First Series Performance Share Units of Sony Group Corporation, and (iii) Sony’s Global Employee Stock Purchase Plan (outside Japan).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Commission by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)      The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2026 filed by the Registrant with the Commission on June 18, 2026, including the description of the Common Stock of the Registrant contained under the caption “Capital stock” under “Additional Information” in such Annual Report; and

(b)      All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2026.

In addition, all of the Registrant’s reports filed with the Commission (with respect to any Form 6-K, only to the extent designated therein) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan make the provisions of Section 10, Chapter 2, Part III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate executive officers, respectively.

Section 10, among other things, provides in effect that:

(a)      If a director or a corporate executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him or her, he or she may demand reimbursement therefor from the company;

(b)      If a director or a corporate executive officer has assumed an obligation necessary for the management of the affairs entrusted to him or her, he or she may require the company to perform it in his or her place or, if it is not due, to furnish adequate security; and

(c)      If a director or a corporate executive officer, without any fault on his or her part, sustains damage through the management of the affairs entrusted to him or her, he or she may demand compensation therefor from the company.

The Registrant has in place a directors’ and officers’ liability insurance policy, which indemnifies its directors and officers against liability arising from certain acts performed by them in their respective capacities as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.	Description
4.1*	Restricted Stock Unit (RSU) Regulations
4.2*	Notice of Granting RSUs
4.3*	Performance Share Unit (PSU) Regulations
4.4*	Notice of Granting PSUs
4.5*	Rules of Sony’s Global Employee Stock Purchase Plan (outside Japan)
4.6	Articles of Incorporation of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025 (File No. 001-06439) and incorporated herein by reference)
4.7	Charter of the Board of Directors of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2024 (File No. 001-06439) and incorporated herein by reference)
5.1*	Opinion of Nagashima Ohno & Tsunematsu
23.1*	Consent of PricewaterhouseCoopers Japan LLC
23.2*	Consent of Nagashima Ohno & Tsunematsu
24.1*	Power of Attorney (included on signature pages)
107*	Calculation of Filing Fee Tables

* Filed herewith

Item 9. Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Sony Group Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 30th day of October, 2026.

SONY GROUP CORPORATION

By:	/s/ Yasuhiro Ito
Yasuhiro Ito Chief People Officer (CPO), Corporate Executive Officer, Officer in charge of Human Resources, General Affairs, the Corporate Executive Office and Diversity